Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2017 Financial Results
System-wide comparable restaurant sales growth of 2.4% in Fiscal Fourth Quarter
Announces Upcoming Launch of Elevated Combined Solutions
Conference Call and Webcast at 5:00 p.m. ET Today

Lake Forest, CA. March 14, 2018 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American QSR chain by units in the United States, operating restaurants under the name Del Taco, today reported fiscal fourth quarter and fiscal year 2017 financial results. The Company also provided guidance for fiscal year 2018 and announced the upcoming launch of Elevated Combined Solutions, the next phase of Del Taco’s successful Combined Solutions strategy.

The fiscal fourth quarter and fiscal year 2017 ended January 2, 2018 consisted of 16 and 52 weeks, respectively. The fiscal fourth quarter and fiscal year 2016 ended January 3, 2017 consisted of 17 and 53 weeks, respectively.

Fiscal Fourth Quarter 2017 Highlights

•	System-wide comparable restaurant sales growth of 2.4% and company-operated comparable restaurant sales growth of 2.1%, marking the 17th and 22nd consecutive quarter of gains, respectively;

◦	Company-operated comparable restaurant sales growth was comprised of average check growth of 2.5% offset by a transaction decrease of 0.4%;

•	Total revenue of $146.5 million compared to $150.2 million in the fiscal fourth quarter 2016. On a comparable 16-week basis, total revenue increased 3.2%;

•	Company restaurant sales of $140.6 million compared to $144.4 million in the fiscal fourth quarter 2016. On a comparable 16-week basis, company restaurant sales increased 3.1%;

•	Net income increased to $35.2 million, representing diluted earnings per share of $0.89, compared to $8.0 million in the fiscal fourth quarter 2016, representing diluted earnings per share of $0.20;

•	Adjusted net income* was $6.1 million, representing diluted earnings per share of $0.15, compared to $8.0 million in the fiscal fourth quarter 2016, representing diluted earnings per share of $0.20;

•	Restaurant contribution* margin of 19.9% compared to 21.5% in the fiscal fourth quarter 2016;

•
Adjusted EBITDA* of $23.3 million compared to $25.3 million in the fiscal fourth quarter 2016. Adjusted EBITDA in the fiscal fourth quarter 2016 included an estimated $1.1 million benefit from the additional operating week in the quarter; and

•	The opening of 10 restaurants system wide, including nine company-operated and one franchised restaurant.

Fiscal Year 2017 Highlights

•	System-wide comparable restaurant sales growth of 4.3% and company-operated comparable restaurant sales growth of 4.0%, marking the 5th consecutive year of gains;

◦
Company-operated comparable restaurant sales growth comprised average check growth of 3.8%, including over 1% of menu mix growth, and a transaction increase of 0.2%, marking the 5th consecutive year with transaction growth;

•	Total revenue of $471.5 million, representing 4.3% growth from fiscal year 2016. On a comparable 52-week basis, total revenue increased 6.2%;

•	Company restaurant sales of $452.1 million, representing 4.2% growth from fiscal year 2016. On a comparable 52-week basis, company restaurant sales increased 6.1%;

•
Net income increased to $49.9 million, representing diluted earnings per share of $1.25, compared to $20.9 million in fiscal year 2016, representing diluted earnings per share of $0.53. Fiscal year 2017 results include a $29.1 million one-time benefit from the revaluation of our deferred tax balances as per the Tax Cuts and Jobs Act (TCJA), representing diluted earnings per share of $0.73. Fiscal year 2016 results included an estimated $0.01 benefit to diluted earnings per share from the additional operating week;

•	Adjusted net income* was $20.8 million, representing adjusted diluted earnings per share of $0.52, compared to $20.9 million in fiscal year 2016, representing diluted earnings per share of $0.53;

•	Restaurant contribution* margin of 19.7% compared to 20.6% in fiscal year 2016;

•
Adjusted EBITDA* of $71.5 million compared to $71.4 million in fiscal year 2016. Adjusted EBITDA in fiscal year 2016 included an estimated $1.1 million benefit from the additional operating week in the year; and

•	The opening of 20 restaurants system wide, including twelve company-owned and eight franchised restaurants.

Adjusted net income*, Adjusted EBITDA*, and restaurant contribution* margin are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “We continued our momentum in 2017 by leveraging our value oriented QSR+ positioning to deliver a fourth consecutive year of mid-single-digit SSS results with two and three year comps that are among the best in our industry. System-wide, we also opened 20 restaurants, representing a substantial increase from 13 opened in 2016. We are obviously very proud of these results and thank all of our team members, franchisees and guests for making them possible.”

Cappasola continued, “We began 2018 promoting our Buck & Under menu by reinforcing that only Del Taco has a value platform at a $1 or under, with up to 15 items including the new $1 Salsa Chicken Taco. In February we transitioned to our popular annual seafood promotion featuring Jumbo Shrimp in advance of Lent. Although our first quarter will benefit from a two week calendar shift of the Lenten season, we are very pleased with strong comparable restaurant sales to date that include positive traffic at company-operated restaurants.”

Cappasola concluded, “Later this year, we will refresh our Combined Solutions Strategy. This latest iteration, Elevated Combined Solutions, will encompass a series of brand catalysts and operational improvements launching throughout the back half of the year. These include a refreshed advertising campaign, new product introductions, rollout of the new Del Taco mobile app and several enhancements to the guest experience focused on greater hospitality in our restaurants. We believe Elevated Combined Solutions will build upon our brand momentum and provide a significant ongoing opportunity to drive growth in AUVs and restaurant contribution across the system in 2018 and beyond.”

Review of Fiscal Fourth Quarter 2017 Financial Results

The Company's fiscal fourth quarter 2017 included 16 weeks compared to 17 weeks in the fiscal fourth quarter 2016. Total revenue was $146.5 million compared to $150.2 million in fiscal fourth quarter 2016. Total revenue and company restaurant sales attributed to the additional operating week in the fiscal fourth quarter were approximately $8.3 million and $8.0 million, respectively.

Comparable restaurant sales increased 2.4% system-wide for the fiscal fourth quarter 2017, resulting in a 7.9% increase on a two-year basis. The Del Taco system has now generated comparable restaurant sales growth for 17 consecutive quarters. Company-operated comparable restaurant sales increased 2.1%, marking the 22nd consecutive quarter of comparable restaurant sales growth. Franchise comparable restaurant sales increased 2.8%.

Net income was $35.2 million, representing $0.89 per diluted share, compared to $8.0 million in the fiscal fourth quarter 2016, representing $0.20 per diluted share. Fiscal fourth quarter 2017 results include a $29.1 million one-time income tax benefit from the revaluation of our deferred tax balances as per the TCJA, representing diluted earnings per share of $0.73. Fiscal fourth quarter 2016 results included an estimated $0.01 benefit to diluted earnings per share from the additional operating week.

Adjusted net income* was $6.1 million, representing $0.15 per diluted share. The one-time adjustment represented an income tax benefit of $29.1 million, or $0.73 per diluted share, from the revaluation of our deferred tax balances as per the TCJA.

Restaurant contribution* was $28.0 million compared to $31.1 million in the fiscal fourth quarter 2016. Fiscal fourth quarter 2016 results included an estimated $1.4 million benefit to restaurant contribution from the additional operating week. On a comparable 16-week basis, restaurant contribution decreased 5.7%.

As a percentage of Company restaurant sales, restaurant contribution* decreased approximately 160 basis points year-over-year to 19.9%. The decrease was the result of an approximately 10 basis point increase in food and paper costs, an approximately 90 basis point increase in labor and related expenses, and an approximately 70 basis point increase in occupancy and other operating expenses.

Adjusted EBITDA* was $23.3 million compared to $25.3 million in the previous year’s fiscal fourth quarter. Adjusted EBITDA in the fiscal fourth quarter 2016 included an estimated $1.1 million benefit from the additional operating week. On a comparable 16-week basis, Adjusted EBITDA decreased 3.8%.

Restaurant Portfolio

During the fiscal fourth quarter 2017, Del Taco opened nine company-operated restaurants and one franchised restaurant. Three company-operated restaurants and one franchised restaurant were closed. The Company also purchased one franchise restaurant in Moreno Valley, CA.

For fiscal year 2017, Del Taco opened 20 system-wide restaurants and closed seven system-wide restaurants. There were 564 system-wide restaurants as of January 2, 2018, consisting of 312 company-operated and 252 franchised restaurants.

Repurchase Program for Common Stock and Warrants

During the fiscal fourth quarter 2017, the Company repurchased 249,210 shares at an average price per share of $12.27 and 23,253 warrants at an average price per warrant of $3.22 for an aggregate of $3.1 million.

For fiscal year 2017, the Company repurchased approximately 1.0 million shares at an average price per share of $12.41 and 424 thousand warrants at an average price per warrant of $3.72 for an aggregate of $13.8 million. As of the end of fiscal 2017 there was approximately $20.9 million remaining under the $50 million repurchase authorization.

Impact of Tax Reform

In December 2017, the TCJA was enacted and includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. The TCJA also provides for the acceleration of depreciation of certain assets placed into service after September 27, 2017 as well as prospective changes beginning in 2018, including additional limitations on executive compensation and limitations on the deductibility of interest.

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to reverse. Accordingly, the Company’s deferred tax assets and liabilities were remeasured to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent, resulting in a $29.1 million decrease in income tax expense for the year ended January 2, 2018 and a corresponding $29.1 million decrease in net deferred tax liabilities as of January 2, 2018.

Fiscal Year 2018 Guidance

The Company is providing the following guidance for fiscal year 2018, the 52-week period ending January 1, 2019:

•	System-wide same store sales growth of approximately 2% to 4%;

•
Total revenue between $506 million and $516 million, reflecting the new revenue recognition rules whereby franchise advertising contributions and other franchise revenue, which totaled $12.7 million and $0.8 million in fiscal year 2017, respectively, will now be reported on a gross basis. This guidance also includes an estimated $0.5 million unfavorable impact from the timing of initial franchise fees and renewal fees which must be deferred and recognized over the term of the related franchise agreement;

•	Total company-operated restaurant sales between $473 million and $483 million;

•	Restaurant contribution margin between 19.3% and 19.8%;

•	General and administrative expenses between approximately 8.2% and 8.5% of total revenue, including the expense side of the other franchise revenue that will now be reported on a gross basis;

•	Effective tax rate of approximately 26.5% to 27.5%;

•	Diluted earnings per share of approximately $0.59 to $0.63;

•	Adjusted EBITDA between $71.5 million and $74.0 million;

•	25 to 28 new system-wide restaurant openings; and

•	Net capital expenditures between $35.0 million to $38.0 million.

We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 5:00 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 1-201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 1-412-317-6671, the passcode is 13675716.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Adjusted net income* represents company net income before items that we do not consider representative of our ongoing operating performance. Adjusted diluted net income per share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and transaction-related costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant’s working kitchen with the value and convenience of a drive thru. Del Taco’s menu items taste better because they are made with quality ingredients like freshly grated cheddar, hand-chopped pico de gallo, sliced avocado, slow-cooked beans made from scratch, and fresh-grilled marinated chicken and carne asada. The brand’s UnFreshing Believable®

campaign further communicates Del Taco’s commitment to provide guests with the best quality and value for their money. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 560 restaurants across 14 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks included, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 3, 2017, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Media Contact:
Julia Young
(646) 277-1280
julia.young@icrinc.com

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	January 2, 2018	January 3, 2017
Assets
Current assets:
Cash and cash equivalents	$6,559	$8,795
Accounts and other receivables, net	3,828	4,141
Inventories	2,712	2,718
Prepaid expenses and other current assets	6,784	4,204
Total current assets	19,883	19,858
Property and equipment, net	156,124	138,320
Goodwill	320,638	320,025
Trademarks	220,300	220,300
Intangible assets, net	21,498	24,782
Other assets, net	3,881	3,872
Total assets	$742,324	$727,157
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,759	$16,427
Other accrued liabilities	35,257	36,653
Current portion of capital lease obligations and deemed landlord financing liabilities	1,415	1,588
Total current liabilities	55,431	54,668
Long-term debt, capital lease obligations and deemed landlord financing liabilities, excluding current portion, net	170,639	173,743
Deferred income taxes	68,574	91,273
Other non-current liabilities	31,431	30,140
Total liabilities	326,075	349,824

Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 38,434,274 shares issued and outstanding at January 2, 2018; 39,153,503 shares issued and outstanding at January 3, 2017	4	4
Additional paid-in capital	349,334	360,131
Accumulated other comprehensive income	14	172
Retained earnings	66,897	17,026
Total shareholders’ equity	416,249	377,333
Total liabilities and shareholders’ equity	$742,324	$727,157

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2, 2018	January 3, 2017	January 2, 2018	January 3, 2017
Revenue:	(Unaudited)	(Unaudited)
Company restaurant sales	$140,606	$144,424	$452,148	$434,064
Franchise revenue	4,970	5,085	16,464	15,676
Franchise sublease income	966	726	2,844	2,343
Total revenue	146,542	150,235	471,456	452,083
Operating expenses:
Restaurant operating expenses:
Food and paper costs	39,055	40,055	125,391	120,116
Labor and related expenses	44,971	44,944	145,012	135,725
Occupancy and other operating expenses	28,582	28,348	92,825	88,908
General and administrative	10,977	12,148	38,154	37,220
Depreciation and amortization	7,459	6,954	23,362	23,129
Occupancy and other - franchise subleases	870	673	2,608	2,207
Pre-opening costs	1,060	509	1,591	731
Restaurant closure charges, net	192	556	191	435
Loss on disposal of assets, net	551	121	1,075	312
Total operating expenses	133,717	134,308	430,209	408,783
Income from operations	12,825	15,927	41,247	43,300
Other expense (income), net:
Interest expense	2,402	2,038	7,200	6,327
Transaction-related costs	—	50	—	731
Total other expense, net	2,402	2,088	7,200	7,058
Income from operations before (benefit) provision for income taxes	10,423	13,839	34,047	36,242
(Benefit) provision for income taxes	(24,779)	5,800	(15,824)	15,329
Net income	35,202	8,039	49,871	20,913
Other comprehensive (loss) income:
Change in fair value of interest rate cap, net of tax	109	294	(162)	172
Reclassification of interest rate cap amortization included in net income	4	—	4	—
Total other comprehensive (loss) income, net	113	294	(158)	172
Comprehensive income	$35,315	$8,333	$49,713	$21,085
Earnings per share:
Basic	$0.91	$0.21	$1.29	$0.54
Diluted	$0.89	$0.20	$1.25	$0.53
Weighted-average shares outstanding:
Basic	38,564,736	39,164,127	38,689,508	38,725,541
Diluted	39,672,204	40,357,955	39,949,907	39,274,649

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2, 2018	January 3, 2017	January 2, 2018	January 3, 2017
Net income	$35,202	$8,039	$49,871	$20,913
Non-GAAP adjustments:
(Benefit) provision for income taxes	(24,779)	5,800	(15,824)	15,329
Interest expense	2,402	2,038	7,200	6,327
Depreciation and amortization	7,459	6,954	23,362	23,129
EBITDA	20,284	22,831	64,609	65,698
Stock-based compensation expense (a)	1,536	1,466	4,876	4,096
Loss on disposal of assets, net (b)	551	121	1,075	312
Restaurant closure charges, net (c)	192	556	191	435
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(288)	(187)	(809)	(607)
Transaction-related costs (e)	—	50	—	731
Pre-opening costs (f)	1,060	509	1,591	731
Adjusted EBITDA	$23,335	$25,346	$71,533	$71,396

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets, net includes the loss or gain on disposal of assets related to sales-leaseback transactions, sales, retirements and replacement or write-off of leasehold improvements, furniture, fixtures or equipment in the ordinary course of business, net of amortization of deferred gains on asset sales associated with sale-leaseback transactions and gains or losses recorded associated with the sale of company-operated stores to franchisees.

(c)
Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant, partially offset by sublease income from leases which are treated as deemed landlord financing.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Includes costs related to the offer to exchange the Company's common stock for each outstanding Company warrant in August 2016 and the strategic sale process which commenced during 2014 and resulted in the March 2015 stock purchase agreement and the June 2015 Business Combination consummated pursuant to the Merger Agreement.

(f)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2, 2018	January 3, 2017	January 2, 2018	January 3, 2017
Company restaurant sales	$140,606	$144,424	$452,148	$434,064
Restaurant operating expenses	112,608	113,347	363,228	344,749
Restaurant contribution	$27,998	$31,077	$88,920	$89,315
Restaurant contribution margin	19.9%	21.5%	19.7%	20.6%

Del Taco Restaurants, Inc.
Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	16 Weeks Ended		17 Weeks Ended
	January 2, 2018		January 3, 2017
	$	Per Share	$	Per Share
Net income & diluted net income per share, as reported	$35,202	$0.89	8,039	$0.20
Re-measurement of net deferred tax liability to new corporate tax rate	(29,111)	(0.73)	—	—
Non-GAAP adjusted net income and diluted net income per share	$6,091	$0.15	8,039	$0.20

	52 Weeks Ended		53 Weeks Ended
	January 2, 2018		January 3, 2017
	$	Per Share	$	Per Share
Net income & diluted net income per share, as reported	$49,871	$1.25	20,913	$0.53
Re-measurement of net deferred tax liability to new corporate tax rate	(29,111)	(0.73)	—	—
Non-GAAP adjusted net income and diluted net income per share	$20,760	$0.52	20,913	$0.53

Del Taco Restaurants, Inc.
Restaurant Development

	16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 2, 2018	January 3, 2017	January 2, 2018	January 3, 2017
Company-operated restaurant activity:
Beginning of period	305	300	310	297
Openings	9	5	12	8
Closures	(3)	—	(6)	(1)
Purchased from franchisees	1	5	1	6
Sold to franchisees	—	—	(5)	—
Restaurants at end of period	312	310	312	310
Franchise-operated restaurant activity:
Beginning of period	253	246	241	247
Openings	1	2	8	5
Closures	(1)	(2)	(1)	(5)
Sold to Company	(1)	(5)	(1)	(6)
Purchased from Company	—	—	5	—
Restaurants at end of period	252	241	252	241
Total restaurant activity:
Beginning of period	558	546	551	544
Openings	10	7	20	13
Closures	(4)	(2)	(7)	(6)
Restaurants at end of period	564	551	564	551